Exhibit 10.82

HANSEN MEDICAL, INC.

December 30, 2011

Dear Arthur:

This letter (the “Agreement”) confirms the agreement between you and Hansen Medical, Inc. (the “Company”) regarding the termination of your employment with the Company.

1 Termination Date. Your employment with the Company will terminate on December 31, 2011 (the “Termination Date”).

2 Effective Date and Revocation. You have up to 21 days after you receive this Agreement to review it. You and the Company agree that changes, whether material or immaterial, that were made to this Agreement since you were first provided the original version of this Agreement on or about December 14, 2011, do not restart the running of the 21 day review period, which started on the date that you received the original version of this Agreement. You are advised to consult an attorney of your own choosing (at your own expense) before signing this Agreement. Furthermore, you have up to seven days after you sign this Agreement to revoke it. If you wish to revoke this Agreement after signing it, you may do so by delivering a letter of revocation to me. If you do not revoke this Agreement, the eighth day after the date you sign it will be the “Effective Date.” Because of the seven-day revocation period, no part of this Agreement will become effective or enforceable until the Effective Date.

3 Salary and Vacation Pay. On the Termination Date, the Company will pay you $31,062.16 (less all applicable withholding taxes and other deductions). This amount represents all of your salary earned through the Termination Date and all of your accrued but unused vacation time or PTO. You acknowledge that the only payments and benefits that you are entitled to receive from the Company in the future are those specified in this Agreement.

4 Severance Pay. In consideration for you entering into this Agreement, the Company shall pay you severance equal to five (5) months of your current base salary, which severance shall be made in a single lump sum payment equal to $87,500 (less all applicable withholding taxes) within fifteen (15) days of the date that you execute this Agreement (the “Lump Sum Payment”). You understand and agree that the Lump Sum Payment is in lieu of the severance you otherwise would have been entitled to receive over a six month period as set forth in Section 3(b lei) of the Retention Agreement entered into between you and the Company dated October 4, 2010 (the “Retention Agreement”) and that you shall not be entitled to any severance other than the Lump Sum Payment.

5 COBRA Premiums. You will receive information about your right to continue your group health insurance coverage under the Consolidated Omnibus Budget Reconciliation Act (“COBRA”) after the Termination Date. In order to continue your coverage, you must file the required election form. Pursuant to Section 3(b)(ii) of the Retention Agreement,

if you sign this Agreement and elect to continue group health insurance coverage, the Company will pay the monthly premium under COBRA for you and, if applicable, for your dependents until the earliest of: (a) six (6) months from the Termination Date occurs or; (b) the first day of your eligibility to participate in a comparable group health plan maintained by a subsequent employer.

6 Equity Awards. The Company has granted you options to purchase a certain number of shares of its Common Stock (the “Options”) and has also granted you restricted stock units (the “RSUs”) pursuant to its 2006 Equity Incentive Plan (the “Plan”). Attached as Exhibit A hereto is a summary of your Options and RSUs. The Options are exercisable with respect to the vested shares at any time until the date three months after the Termination Date. The Options will expire with respect to the vested shares on the date three months after the Termination Date, and they will expire with respect to the unvested shares on the Termination Date. In addition, although you were not otherwise entitled to any vesting of your RSUs, if you sign and do not revoke this Agreement, you will become vested in 15,000 of the RSUs (grant ID RSU0000000320) on the Effective Date. All remaining RSUs will be cancelled on the Termination Date. The vested RSUs will be settled on the first “permissible trading date” (as defined in your Restricted Stock Unit Award Agreement) that occurs on or after the Effective Date, but in no event later than March 15, 2012 (regardless of whether a permissible trading date has occurred). In this regard, you and the Company agree that a permissible trading date will not occur until the third trading day following the announcement of financial results for 2011. Except as modified herein, all written agreements between you and the Company regarding the Options Agreement and RSUs will remain in full force and effect, and you agree to remain bound by all such agreements. You acknowledge and agree that you have no stock rights in the Company other than those enumerated in this paragraph and Exhibit A. For the avoidance of doubt, you will be entitled to 15,000 of the RSUs as described above and you understand and agree that you will not be entitled to any additional RSUs at any time in the future.

7 Release of All Claims. In consideration for receiving the severance benefits described in Paragraphs 4, 5 and 6 above, to the fullest extent permitted by law, you waive, release and promise never to assert any claims or causes of action, whether or not now known, against the Company or its predecessors, successors or past or present subsidiaries, stockholders, directors, officers, employees, consultants, attorneys, agents, assigns and employee benefit plans with respect to any matter, including (without limitation) any matter related to your employment with the Company or the termination of that employment, including (without limitation) claims to attorneys’ fees or costs, claims of wrongful discharge, constructive discharge, emotional distress, defamation, invasion of privacy, fraud, breach of contract or breach of the covenant of good faith and fair dealing and any claims of discrimination or harassment based on sex, age, race, national origin, disability or any other basis under Title VII of the Civil Rights Act of 1964, the California Fair Employment and Housing Act, the Age Discrimination in Employment Act of 1967, the Americans with Disabilities Act and all other laws and regulations relating to employment. Execution of this Agreement does not bar any claim that arises thereafter, including (without limitation) a claim for breach of this Agreement or any claim to indemnification under Section 2801 of the California Labor Code. Notwithstanding the forgoing, you are not hereby releasing the Company from any of the following claims: (a) any rights of claims for indemnification you may have pursuant to the charter, bylaws, or other governing documents of the Company, or under applicable law, or under directors and officers liability, errors and omissions or other insurance policies including any run-off endorsement relating thereto, or otherwise; (b) any rights or claims to contribution you may have in the event of the entry of judgment against you as a result of any act or failure to act for which both you and the Company (or its directors, officers, employees, shareholders, partners, agents, attorneys, predecessors, successors, parent or subsidiary entities, insurers, affiliates or assigns) are jointly responsible; or (c) any vested rights under a Company-sponsored benefits plan.

8 Waiver. You expressly waive and release any and all rights and benefits under Section 1542 of the California Civil Code (or any analogous law of any other state), which reads as follows:

A general release does not extend to claims which the creditor does not know or suspect to exist in his or her favor at the time of executing the release, which if known by him or her must have materially affected his or her settlement with the debtor.

9 No Admission. Nothing contained in this Agreement will constitute or be treated as an admission by you or the Company of liability, any wrongdoing or any violation of law.

10 Other Agreements. At all times in the future, you will remain bound by your Proprietary Information and Inventions Agreement with the Company, which you signed on April 14, 2008, and a copy of which is attached as Exhibit B. Except as expressly provided in this Agreement, this Agreement renders null and void all prior agreements between you and the Company and constitutes the entire agreement between you and the Company regarding the subject matter of this Agreement. This Agreement may be modified only in a written document signed by you and a duly authorized officer of the Company.

11 Company Property. You represent that you have returned to the Company all property that belongs to the Company, including (without limitation) copies of documents that belong to the Company and files stored on your computer(s) that contain information belonging to the Company.

12 Confidentiality of Agreement. You agree that you will not disclose to others the existence or terms of this Agreement, except that you may disclose such information to your spouse, attorney or tax adviser if such individuals agree that they will not disclose to others the existence or terms of this Agreement. Prior to issuing any press release or making any other disclosure to the general public regarding your termination, the Company shall obtain your input regarding the content of such release or disclosure.

13 No Disparagement. Except as required by law, you agree to refrain from making any statement, orally or in writing, that disparages the good will or reputation of the Releasees and Company agrees that its executive officers and directors shall refrain from making any statement, orally or in writing, to any party outside of the Company that disparages your good will or reputation. You agree to direct all inquiries by your potential future employers to the Company’s Human Resources department only and upon any such inquiry, the Company shall only state the following: your last position, salary and dates of employment; provided, however, that nothing in this Section 13 shall prevent any member of the Board of Directors from providing you with positive references, at their discretion.

Severability. If any term of this Agreement is held to be invalid, void or unenforceable, the remainder of this agreement shall remain in full force and effect and will in no way be affected, and the parties thereof will use their best efforts to find an alternative way to achieve the same result.

Choice of Law. This agreement will be construed and interpreted in accordance with the laws of the State of California (other than their choice-of-law provisions).

Execution. This agreement may be executed in counterparts, each of which will be considered an original, but all of which together will constitute one agreement. Execution of a facsimile copy will have the same force and effect as execution of an original, and a facsimile signature will be deemed an original and valid signature.

Please indicate your agreement with the above terms by signing below.

Very truly yours,

HANSEN MEDICAL, INC.

By:	/s/ Bruce J Barclay
Bruce J Barclay
President and Chief Executive Officer

I agree to the terms of this Agreement and I am voluntarily signing this release of all claims. I acknowledge that I have read and understand this Agreement, and I understand that I cannot pursue any of the claims and rights that I have waived in this Agreement at any time in the future.

/s/ Arthur Hsieh
Signature of Arthur Hsieh

Dated: December 30, 2011